EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (hereinafter referenced to as the “Agreement”) is made and effective this first day of June 2005, by and between Pacific Biometrics, Inc. a Delaware Corporation (hereinafter referenced to as the “Company”) and Ronald R. Helm (hereinafter referred to as the “Executive”).

NOW, THEREFORE, the parties agree as follows:
1. Employment

Company hereby agrees to employ executive as CEO and President and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2. Duties of Executive

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by the board of directors of the Company. Executive shall devote his full time efforts, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner.

3. Compensation

Executive shall be paid compensation during the Agreement as follows:

A.	Commencing July 1, 2005 and continuing for a period of two years a base salary of $225,000 per year payable in installments according to the company’s regular payroll schedule. The base salary may be increased at the end of each year of employment at the discretion of the board of directors.

B. On July 1, 2005 a signing bonus of $15,000 shall be paid on a one-time basis.

C.	Executive would be eligible for a bonus of 20 percent in year one based on revenue and earnings as set forth by the compensation committee.

D.	Executive would be eligible for a 30 percent bonus in year two (20 percent based on revenue and earnings as determined by the Compensation Committee and an additional l0 percent based on personal individual, goals).

E.	Executive shall be granted 160,000 option shares each year at the price on the date of issuance. The first grant shall be on June 1 2005 and the second grant on July 1, 2006. Said options shall be subject to the Company’s stock option plan.

4. Benefits

A.	Holidays. Executive will be entitled to the same holiday schedule as provided to other officers of the company as set forth in the Employment benefits plan and as modified from time to time Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. All holidays must be taken during the calendar year and cannot be carried forward into the next year.

B.	Vacation. Executive shall be entitled to fifteen paid vacation days each year or the same vacation benefit granted to other senior executives a.1: the Company, winch ever is greater.

C.	Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of-the board of directors.

D.	Medical and Group Life Insurance. Company agrees to include Executive in the group medical and hospital plan of Company and provide group life insurance for Executive at no charge to Executive during this Agreement. However, executive shall receive same benefits as other officers of the Company. Executive shall be responsible for payment of any federal or state income tax imposed on these benefits

E.	Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

F.	Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred, by Executive in the performance of Executive’s duties. Executive will maintain records and written receipts as required by the Company policy.

G.	Death Benefit. In the event of Executive’s death during the term of this agreement Company agrees to make a one time payment of six months salary to Executive’s designee, Robert Jason Helm (Executive’s son). In such instance, Company will have no further obligation under this agreement to Executive or his estate except as may be due and called for by law or as provided for by the Company benefits package.

5. Term and Termination

A.	The term of this Agreement shall commence on June 1, 2005 and it shall continue to June 30, 2007. Thereafter, the Agreement shall be renewed upon mutual agreement of Executive and Company.

B.	Company may terminate Executive for cause as defined in this paragraph. Cause is defined as; Executive is in breach of any material obligation owed to Company in this Agreement, engages in a criminal act or engages in any act of moral turpitude. The Company may terminate this Agreement for Cause upon five (5) day’s notice to Executive. In the event of termination of time Agreement pursuant to this subsection, Executive shall be paid only at the then applicable base rate up to and including the date of termination.

C.	Executive may terminate this Agreement at Executive’s discretion by providing at least thirty (30) days prior written notice to the company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive’s original termination notice.

D.	In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, Company agrees to pay Executive two times the base annual salary less any money to be received from surviving entity or buyer.

E.	In the event Company terminates executive without cause, Company shall be bound to pay the unpaid salary and vacation amounts remaining under the agreement and pay a pro rated amount of any bonus earned as of the date or termination.

6. Notices

Any notice required by this Agreement or given in connection with it, shall be in. writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

Pacific Biometrics, Inc.
220 West Harrison Street
Seattle, Washington 98119

If to Executive:

Ronald R. Helm
696 Ridgewood Road
Canon City, Colorado 81212

7. Final Agreement

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8. Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Washington.

9. Headings

Headings used in this Agreement are provided for convenience only and shall not be used to construe meanings or intent.

10. No Assignment

Neither this Agreement nor any interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by company at Company’s absolute discretion.

11. Severability

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining tents, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. Arbitration

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim, or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in King County, Washington, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written.

/ /s/ Richard Palfreyman

By: Richard Palfreyman

Director and Chairman of the Pacific Biometrics, Inc. Board of Directors Compensation Committee

/s/ Ronald R. Helm

By: Ronald R. Helm
Executive